EXHIBIT 14.0



CODE OF BUSINESS CONDUCT AND ETHICS

I. Purpose

This Code of Business Conduct and Ethics (this "Code") provides a general statement of Natural Gas Services Group, Inc.'s (the "Company") expectations regarding the ethical standards that each director, officer and employee should adhere to while acting on behalf of the Company. Each director, officer and employee is expected to read and become familiar with the ethical standards described in this Code and may be required, from time to time, to affirm his or her agreement to adhere to such standards by signing the Compliance Certificate that appears at the end of this Code.

II. Administration

The Company's Board of Directors is responsible for setting the standards of business conduct contained in this Code and updating these standards as it deems appropriate to reflect changes in the legal and regulatory framework applicable to the Company, the business practices within the Company's industry, the Company's own business practices, and the prevailing ethical standards of the communities in which the Company operates. While the Company's Chief Executive Officer will oversee the procedures designed to implement this Code to ensure that they are operating effectively, it is the individual responsibility of each director, officer and employee of the Company to comply with this Code.

III. Compliance with Laws, Rules and Regulations

The Company will comply with all laws and governmental regulations that are applicable to the Company's activities, and expects that all directors, officers and employees acting on behalf of the Company will obey the law. Specifically, the Company is committed to:

o    maintaining a safe and healthy work environment;

o promoting a workplace that is free from discrimination or harassment based on race, color, religion, sex or other factors that are unrelated to the Company's business interests;

o supporting fair competition and laws prohibiting restraints of trade and other unfair trade practices;

o    conducting   its  activities  in  full   compliance   with  all  applicable
     environmental laws;

o keeping the political activities of the Company's directors, officers and employees separate from the Company's business;

o prohibiting any illegal payments to any government officials or political party 2 representatives of any country; and

o complying with all applicable state and federal securities laws. Directors, officers and employees are prohibited from illegally trading the Company's securities while in possession of material, nonpublic ("inside") information about the Company. The Company's Insider Trading Policy, which describes the nature of inside information and the related restrictions on trading, is attached to and shall be deemed a part of this Code.

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IV. Conflicts of Interest

A "conflict of interest" occurs when an individual's private interest interferes in any way or even appears to interfere with the interests of the Company as a whole. A conflict situation can arise when an employee, officer or director takes actions or has interests that may make it difficult to perform his or her Company work objectively and effectively. Conflicts also arise when an employee, officer or director, or a member of his or her family, receives improper personal benefits as a result of his or her position in the Company.

Directors, officers and employees should not be involved in any activity which creates or gives the appearance of a conflict of interest between their personal interests and the Company's interests. In particular, no director, officer or employee shall:

o be a consultant to, or a director, officer or employee of, or otherwise operate an outside business:

- that markets products or services in competition with the Company's current or potential products and services;

-    that supplies products or services to the Company; or

-    that purchases products or services from the Company;

o have any financial interest, including stock ownership, in any such outside business that might create or give the appearance of a conflict of interest;

o seek or accept any personal loan or services from any such outside business, except from financial institutions or service providers offering similar loans or services to third parties under similar terms in the ordinary course of their respective businesses;

o be a consultant to, or a director, officer or employee of, or otherwise operate an outside business if the demands of the outside business would interfere with the director's, officer's or employee's responsibilities with the Company;

o accept any personal loan or guarantee of obligations from the Company, except to the extent such arrangements are legally permissible;

o conduct business on behalf of the Company with immediate family members, which include spouses, children, parents, siblings and persons sharing the same home whether or not legal relatives; or

o    use the Company's property, information or position for personal gain.

The appearance of a conflict of interest may exist if an immediate family member of a director, officer or employee of the Company is a consultant to, or a director, officer or employee of, or has a significant financial interest in, a competitor, supplier or customer of the Company, or otherwise does business with the Company.

Directors and officers shall notify the Board of Directors of the Company and employees who are not directors or officers shall notify their immediate supervisor of the existence of any actual or potential conflict of interest.

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V. Confidentiality; Protection and Proper Use of the Company's Assets

Directors, officers and employees shall maintain the confidentiality of all information entrusted to them by the Company or its suppliers, customers or other business partners, except when disclosure is authorized by the Company or legally required.

Confidential information includes
(1)  information marked "Confidential,"  "Private ... .. For Internal Use Only,"
     or similar legends,
(2)  technical  or  scientific   information  relating  to  current  and  future
     products, services or research,
(3)  business or marketing plans or projections,
(4)  earnings and other internal financial data,
(5)  personnel information,
(6)  supply and customer lists and
(7) other non-public information that, if disclosed, might be of use to the Company's competitors, or harmful to the Company or its suppliers, customers or other business partners.

To avoid inadvertent disclosure of confidential information, directors, officers and employees shall not discuss confidential information with or in the presence of any unauthorized persons, including family members and friends.

Directors, officers and employees are personally responsible for protecting those Company assets that are entrusted to them and for helping to protect the Company's assets in general.

Directors, officers and employees shall use the Company's assets for the Company's legitimate business purposes only.

VI. Fair Dealing

The Company is committed to promoting the values of honesty, integrity and fairness in the conduct of its business and sustaining a work environment that fosters mutual respect, openness and individual integrity. Directors, officers and employees are expected to deal honestly and fairly with the Company's customers, suppliers, competitors and other third parties. To this end, directors, officers and employees shall not:

o make false or misleading statements to customers, suppliers or other third parties;

o    make false or misleading statements about competitors;

o solicit or accept from any person that does business with the Company, or offer or extend to any such person,

-    cash of any amount; or

- gifts, gratuities, meals or entertainment that could influence or reasonably give the appearance of influencing the Company's business relationship with that person or go beyond common courtesies usually associated with accepted business practice;

o solicit or accept any fee, commission or other compensation for referring customers to third-party vendors; or

o otherwise take unfair advantage of the Company's customers or suppliers, or other third parties, through manipulation, concealment, abuse of privileged information or any other unfair-dealing practice.

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VII. Corporate Opportunities

Employees, officers and directors should be prohibited from:

o taking for themselves personally opportunities that are discovered through the use of corporate property, information or positions;

o    using corporate property, information, or position for personal gain; and

o competing with the Company.

Employees, officers and directors owe a duty to the Company to advance its legitimate interests when the opportunity to do so arises.

VIII. Accurate and Timely Periodic Reports

The Company is committed to providing investors with full, fair, accurate, timely and understandable disclosure in the periodic reports that it is required to file. To this end, the Company shall:

o    comply with generally accepted accounting principles at all times;

o maintain a system of internal accounting controls that will provide reasonable assurances to management that all transactions are properly recorded;

o maintain books and records that accurately and fairly reflect the Company's transactions;

o prohibit the establishment of any undisclosed or unrecorded funds or assets;

o maintain a system of internal controls that will provide reasonable assurances to management that material information about the Company is made known to management, particularly during the periods in which the Company's periodic reports are being prepared; and

o present information in a clear and orderly manner and avoid the use of legal and financial jargon in the Company's periodic reports.

IX. Reporting and Compliance Procedures

Every employee, officer and director has the responsibility to ask questions, seek guidance, report suspected violations and express concerns regarding compliance with this Code.

Any employee, officer or director who knows or believes that any other employee or representative of the Company has engaged or is engaging in Company-related conduct that violates applicable law or this Code should report such information to his or her supervisor or to the Company's Audit Committee, as described below. You may report such conduct openly or anonymously without fear of retaliation. The Company will not discipline, discriminate against or retaliate against any employee who reports such conduct, unless it is determined that the report was made with knowledge that it was false. Any supervisor who receives a report of a violation of this Code must immediately inform the Audit Committee.

You may report violations of this Code, on a confidential or anonymous basis, by contacting the Company's Audit Committee by fax, mail or e-mail at Gene Strasheim 165 Huntington Place, Colorado Springs,CO 80906 or gstrasheim@aol.com. While we prefer that you identify yourself when reporting violations so that we may follow up with you, as necessary, for additional information, you may leave messages anonymously if you wish.

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If the Audit Committee  receives  information  regarding an alleged violation of this Code, the Committee shall, as appropriate,

(a)  evaluate such information,

(b) if the alleged violation involves an executive officer or a director, inform the Chief Executive Officer and Board of Directors of the alleged violation,

(c) determine whether it is necessary to conduct an informal inquiry or a formal investigation and, if so, initiate such inquiry or investigation and

(d) report the results of any such inquiry or investigation, together with a recommendation as to disposition of the matter, to the Chief Executive
     Officer for action, or if the alleged violation involves an executive officer or a director, report the results of any such inquiry or investigation to the Board of Directors.

Employees, officers and directors are expected to cooperate fully with any inquiry or investigation by the Company regarding an alleged violation of this Code. Failure to cooperate with any such inquiry or investigation may result in disciplinary action, up to and including discharge.

The Company shall determine whether violations of this Code have occurred and, if so, shall determine the disciplinary measures to be taken against any employee who has violated this Code. In the event that the alleged violation involves an executive officer or a director, the Chief Executive Officer and the Board of Directors, respectively, shall determine whether a violation of this Code has occurred and, if so, shall determine the disciplinary measures to be taken against such executive officer or director. If the violation involves the Chief Executive Officer, the Board of Directors shall determine whether a violation of this Code has occurred and, if so, shall determine the disciplinary measures to be taken against him or her. If the Chief Executive Officer is also a Director, then he or she shall not participate or be present in any meeting of the Board of Directors concerning a violation of this Code by such person.

Failure to comply with the standards outlined in this Code will result in disciplinary action including, but not limited to, reprimands, warnings, probation or suspension without pay, demotions, reductions in salary, discharge and restitution. Certain violations of this Code may require the Company to refer the matter to the appropriate governmental or regulatory authorities for investigation or prosecution. Moreover, any supervisor who directs or approves of any conduct in violation of this Code, or who has knowledge of such conduct and does not promptly report it, also will be subject to disciplinary action, up to and including discharge.

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X. Dissemination and Amendment

This Code shall be distributed to each new employee, officer and director of the Company upon commencement of his or her employment or other relationship with the Company and shall also be distributed annually to each employee, officer and director of the Company, and each employee, officer and director shall certify that he or she has received, read and understood the Code and has complied with its terms.

The Company reserves the right to amend, alter or terminate this Code at any time for any reason.

XI. Waivers

The provisions of this Code may be waived for directors or executive officers only by a resolution of the Company's Board of Directors. The provisions of this Code may be waived for employees who are not directors or executive officers by the employee's immediate supervisor. If the supervisor agrees that an exception is appropriate, the approval of the Company's Chief Executive Officer must be obtained. Any waiver of this Code granted to a director or executive officer will be publicly disclosed as required by the American Stock Exchange, including the filing of a Current Report on Form 8-K with the Securities and Exchange Commission.